TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of this 11th day of January, 2013, by and between AquaLiv Technologies, Inc., a Nevada corporation (the “Company”), and Auctus Private Equity Fund, LLC, Massachusetts corporation (the “Investor”). The Investor and the Company are collectively referred to herein as the “Parties,” or each of them individually as a “Party.”

WHEREAS, the Parties have previously entered into that certain Drawdown Equity Financing Agreement, dated April 27, 2012 (the “Financing Agreement”), and that certain Registration Rights Agreement, dated April 27, 2012 (the “Registration Agreement”);

WHEREAS, the Parties desire to terminate the Financing Agreement and Registration Agreement, and each Party desires to fully release each other from any and all obligations, responsibilities, liabilities and duties of performance under the Financing Agreement and Registration Agreement.

NOW THEREFORE, in consideration of these recitals, and for the promises, acts, releases and other good and valuable consideration hereinafter recited, the receipt and sufficiency of which are hereby accepted and acknowledged, the Parties hereby agree as follows:

1. Termination. Effective as of the date hereof, the Financing Agreement and Registration Agreement are hereby terminated in their entirety. As a result of the termination, the Financing Agreement and Registration Agreement are forthwith void and there shall be no liability on the part of any party to the Financing Agreement and Registration Agreement.

2. Commitment Shares. The Company agrees to issue and the Investor agrees to accept Five Million (5,000,000) restricted shares of the Company’s common stock, par value $0.001, as full satisfaction of the remaining commitment shares required to be issued to the Investor by the Company pursuant to Section 12.4(c) of the Financing Agreement (the “Commitment Shares”).

3. Releases.

(a) Upon the issuance of the Commitment Shares by the Company to the Investor, the Investor, on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Investor or in which the Investor has or had a controlling interest (collectively, the “Investor Releasors”), in consideration of the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Company and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Company Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law, self-regulatory organization or other regulatory entity’s claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Financing Agreement and/or the Registration Agreement, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Investor Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees, from the beginning of time up to and including the Effective Date (the “Released Investor Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

(b) The Company, on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Company Releasors”), in consideration of the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Investor and any and all of his/its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Investor Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law, self-regulatory organization or other regulatory entity’s claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Financing Agreement and/or the Registration Agreement, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Investor Releasees, from the beginning of time up to and including the Effective Date (the “Released Company Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

(c) The execution of this Agreement, and the consideration and other terms and conditions thereof, do not constitute and shall not be construed as or deemed to be evidence of an admission or concession of any fault, liability or wrongdoing, and this Agreement may not be used for any purpose other than to effectuate this settlement.

4. Covenants and Waivers.

(a) Each of the Investor and the Company hereby agrees to promptly take such further actions as reasonably necessary, without additional compensation (as long as the the Investor does not incur out-of-pocket expenses), to execute and deliver such certificates, instruments or other documents as may be reasonably necessary to accomplish the purposes of this Agreement.

(c) The Investor covenants and agrees not to commence or prosecute any action or proceeding against the Company Releasees based on the Released Investor Claims.

(d) The Company covenants and agrees not to commence or prosecute any action or proceeding against the Investor Releasees based on the Released Company Claims.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law provisions. Should any dispute arise under this Agreement, the Parties consent to the personal jurisdiction in the Commonwealth of Massachusetts, and agree that any lawsuit, claim, dispute, or action arising out of or concerning this Agreement shall be adjudicated in Boston, Massachusetts.

6. Interpretation. This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any Party.

7. Representations.

(a) The Parties individually represent and warrant that they have full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and that all action, administrative, corporate or otherwise required to be taken by the Party to authorize the execution, delivery, and performance of this Agreement has or will be taken prior to execution herein. The Parties further represent that this Agreement constitutes a valid and binding obligation upon the Parties.

(b) Each of the Parties hereby represents and warrants that the termination of the Financing Agreement and Registration Agreement is being made of their respective own free will and volition and not being made under duress or compulsion.

8. Complete Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements and understandings between any and all of the Parties, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters, claims or possible or contingent claims arising out of or related to any and all prior agreements and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Each of the Parties covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the Investor Releasees, or any of them, or the Company Releasees, or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement.

9. Dispute Resolution

Any controversy, claim, or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, shall be resolved as follows:

(a)              The Party that asserts that there has been a breach of this Agreement, or that there exists a controversy, claim or dispute arising out of or related to this Agreement or the interpretation or performance thereof, shall notify the other Party of its assertions regarding same in writing, including the basis of the Party’s assertions and an opportunity to cure;

(b)             The Party receiving such notification shall have fourteen (14) days to respond in writing, or longer if all Parties agree, and must state whether the receiving Party agrees or disagrees with the asserting Party’s claim(s);

(c)              If the receiving Party does not agree with the asserting Party’s claim, all Parties shall have an informal meeting by telephone or other means within fourteen (14) days of the receiving Party’s written response, or a longer period if all Parties agree, where all Parties shall meet in good faith in an effort to resolve the dispute;

(d)             If the Parties fail to reach an agreement to resolve the dispute at the informal meeting despite good faith efforts to do so, the dispute shall be resolved solely and exclusively by final and binding arbitration conducted according to the JAMS/Endispute Comprehensive Arbitration Rules and Procedures in effect as of the date hereof, including the Optional Appeal Procedure provided for in such rules (the “Arbitration Rules”). The arbitration shall be conducted exclusively in Boston, Massachusetts before a panel of three neutral arbitrators chosen as follows: each Party will select one arbitrator and the two selected arbitrators shall select the third arbitrator. The ruling of the arbitration panel shall be final and binding, except as appealed pursuant to the Optional Appeal Procedure, in which case the ruling of the appellate panel shall be final and binding. The cost of the arbitration shall be borne by the non-prevailing party, as determined by the arbitration panel or the appellate panel, as applicable.

(e)              In the event any legal action or proceeding is undertaken by one of the Parties hereto against another as a result of an alleged breach of this Agreement, or this Agreement is asserted as a defense in a legal action or proceeding brought by one of the Investor Releasees or the Company Releasees, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party all reasonable costs and expenses of said proceeding or action, including reasonable attorneys’ fees and expenses.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

If to the Investor, to:	Auctus Private Equity Fund, LLC
101 Arch Street, Suite 2010
Boston, Massachusetts 02110
Attention: Lou Posner
Telephone: (617) 532-6408
Facsimile: (617) 532-6420

If to the Company, to:	AquaLiv Technologies, Inc.
4500 NW Newberry Hill Road, Suite 202
Silverdale, WA 98383
Attention: William Wright
Telephone: (360) 473-1160
Facsimile: 516-746-1288

With a copy to (which shall not constitute notice):

Lucosky Brookman LLP

33 Wood Avenue South, 6th Floor

Iselin, NJ 08830

Attn: Joseph Lucosky, Esq.

Fax: (732) 395-4400

Email: jlucosky@lucbro.com

11. Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties' respective successors and assigns.

12. Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been jointly negotiated by the parties and this Agreement shall be deemed to have been jointly drafted by the Parties and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed the same instrument. This Agreement may be executed and delivered via fax or scan which shall have the same full force and effect as an original.

[Signature Page Follows]

(1)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

AQUALIV TECHHNOLOGIES, INC. By: /s/ William M. Wright Name: William M. Wright Title: Executive Vice-President AUCTUS PRIVATE EQUTY FUND, LLC

By:	/s/ Lou Posne
Name: Lou Posner
Title: Managing Director